[LETTERHEAD OF CRUTTENDEN & COMPANY INVESTMENT BANKERS]


December 20, 1994


Robert A. Crist
President and Chief Executive Officer
American Recreation Centers Inc.
P.O. Box 580
Rancho Cordova, CA 95741

Dear Bob:

     Cruttenden & Company ("Cruttenden") is pleased to act as a non-exclusive financial advisor to American Recreation Centers Inc. ("ARC") in connection with any proposed Business Combination (as defined below) involving Right Start Inc. (the "Company") and another party (a "Purchaser"). This letter agreement is to confirm our understanding with respect to our engagement. As used in this letter agreement, the term "Business Combination" means, whether effected in one transaction or a series of related transactions, (a) any merger, consolidation, reorganization or other business combination pursuant to which the business of the Company is combined with that of one or more Purchasers or one or more persons formed by or affiliated with a Purchaser, including, without limitation, any joint venture, (b) the acquisition, directly or indirectly, by one or more Purchasers of more than 50% of the then outstanding capital stock of the Company by way of a tender or exchange offer, negotiated purchase or other means, (c) the acquisition, directly or indirectly, by one or more Purchasers of all or a substantial portion of the assets of, or of any right to all or a substantial portion of the revenue or income of, the company by way of a negotiated purchase, lease, license, exchange, joint venture or other means, or (d) the acquisition, directly or indirectly, by one or more Purchasers of control of the Company otherwise than through the acquisition of the company's voting capital stock.

     Cruttenden will assist ARC in identifying Purchasers and in analyzing, structuring, negotiating and effecting proposed Business Combinations on the terms and conditions of this letter agreement. In this regard, we propose to undertake certain activities on your behalf, including, if appropriate, the following:

     (1)  developing with ARC a list of prospective Purchasers;
     (2) performing financial analyses of the Company and prospective Purchasers in the context of a possible Business Combination;
     (3) assisting ARC in preparing a brochure to be utilized in discussion with prospective Purchasers which will describe the Company in such detail as may be appropriate under the circumstances;
     (4) assisting ARC in its determination of appropriate and desirable values to be realized in a Business Combination;
     (5) advising ARC as to the structure and form of proposed Business Combinations;
     (6) Advising and assisting ARC's management in making presentations to ARC's Board of Directors about proposed Business Combinations;
     (7) counseling ARC as to strategy and tactics for initiating discussions and negotiating with a prospective Purchaser and, if requested by ARC or at Cruttenden's request, participating in such discussions and negotiations;

Robert Crist
December 20, 1994
Page 2


     (8) assuming an agreement in principle is reached for a Business Combination, assisting ARC in negotiating a definitive acquisition agreement; and
     (9) rendering such other financial advisory and investment banking services as may from time to time be agreed upon by Cruttenden and ARC.

     If, during the period Cruttenden is retained by ARC hereunder (the "Engagement Period"), or within 12 months thereafter (together with the Engagement Period, the "Transaction Period"), (a) a Business Combination is consummated with a Targeted Purchaser (as defined below) or (b) ARC or the Company enters into a definitive agreement that provides for a Business Combination with a Targeted Purchaser and such Business Combination is consummated within 12 months thereafter, then a fee based upon the aggregate purchase price paid in such Business Combination (determined in the manner hereinafter set forth) shall be payable in cash upon the consummation of the Business Combination and shall be calculated in accordance with the following table:

        Aggregate Purchase
             Price Paid            Fee
             ----------            ---
        $1,000,000 or less         5% of price paid up to $1,000,000

        $1,000,001 to $2,000,000   4% of price paid in excess of $1,000,000
                                   but less than $2,000,001

        $2,000,001 to $3,000,000   3% of price paid in excess of $2,000,000 but
                                   less than $3,000,001

        over $3,000,000            2% of price paid in excess of $3,000,000

     For purpose hereof, a Purchaser shall constitute a "Targeted Purchaser" if
(i) such purchaser is Kayne, Anderson Investment Management & Co., Inc. or any of its affiliates. If a Business Combination described in clause (b) of the first Paragraph of this letter agreement is consummated with a Targeted Purchaser during the Transaction Period in which less than all of the outstanding shares of the common stock of the company owned by ARC are acquired by the Targeted Purchaser and, within 24 months thereafter any additional shares of common stock of the company owned by ARC are acquired by the Targeted Purchaser or any affiliate thereof by means of any transaction described in clauses (a) through (d) of the first Paragraph of this letter agreement, then an additional fee for such additional shares (determined in the manner set forth in the table above, giving effect to the purchase price paid for the earlier acquisitions) shall be payable by the Company in cash to Cruttenden upon the consummation of the acquisition of such additional shares.

     For purposes of this letter agreement, the term "purchase price" means an amount equal to the sum of the aggregate fair market value of any securities issued and any other non-cash consideration delivered (including, without limitation, any joint venture interest delivered to, or retained by, ARC), and any cash consideration paid to ARC in connection with a Business Combination and, in the case of an acquisition of all or substantially all of the assets of the company which constitutes a Business

Robert Crist
December 20, 1994
Page 3

Combination hereunder, ARC's pro rata portion of the amount of all indebtedness of the Company; such indebtedness does not include real or personal property leases, or management's employment and incentive agreement (based upon ARC's percentage interest in the Company's outstanding common stock), assumed, acquired or retired by the Purchaser upon consummation of such Business Combination, and in the case of any other Business Combination, ARC's pro rata portion of the amount of any indebtedness of the Company which, upon consummation thereof is assumed, acquired or retired by the Purchaser and, but for the assumption, acquisition or retirement would have been required to have been retired or paid by any of the shareholders of the company. The fair market value of any securities issued and any other non-cash consideration delivered or retained in connection with a Business Combination will be the value determined in good faith by the Board of Directors of ARC upon the closing of the Business Combination.

     In addition to any fees that may be payable to Cruttenden under this letter agreement, ARC agrees to reimburse Cruttenden, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with Cruttenden's activities under this letter agreement including, without limitation, the reasonable fees and disbursement of its legal counsel, provided, that, Cruttenden shall have obtained the prior written consent of ARC for expenses exceeding $2,000 per month and $10,000 in the aggregate.

     ARC will furnish Cruttenden with such information as Cruttenden believes appropriate to its assignment (all such information as furnished being the "Information"). ARC recognizes and confirms that Cruttenden (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this letter agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) will not make an appraisal of any assets of the Company or any prospective Purchaser. ARC shall permit Cruttenden to release Information to prospective Purchasers that have been approved by ARC and that have entered into a non-disclosure agreement with ARC.

     ARC agrees to indemnify Cruttenden and its affiliates and their respective directors, officers, employees, agents and controlling persons (Cruttenden and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several arising from, and will reimburse any Indemnified Party for all expenses including the reasonable expenses as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding that arises from Cruttenden's engagement or its services to ARC hereunder, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of ARC, provided, however, that ARC or any Purchaser may assume the defense of any such action or other proceeding with legal counsel reasonably acceptable to Cruttenden and upon such assumption ARC shall have no obligation to reimburse the fees or costs of counsel to the Indemnified Party or Parties incurred thereafter except that ARC shall reimburse the Indemnified parties for the reasonable fees and expenses of a single counsel if counsel for such Party or Parties confirms in writing that a conflict of interest would arise if the counsel retained by ARC or the Purchaser also represented the Indemnified Party or Parties in such action or proceeding. ARC will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense resulted from Cruttenden's malfeasance, bad faith or negligence. ARC also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to ARC or its security holders related to or arising out of the engagement of Cruttenden pursuant to, or the performance by Cruttenden of the services contemplated by,

Robert Crist
December 20, 1994
Page 4


this letter agreement except to the extent that any loss, claim, damage or liability is found in a final judgment by a court to have resulted from Cruttenden's malfeasance, bad faith or negligence.

     If the indemnification of an Indemnified Party provided for in this letter agreement is for any reason held unenforceable, ARC agrees to contribute to the losses, claims, damages and liability for which such indemnification is held unenforceable in such proportion as is appropriate to reflect the relative benefits to ARC, on the one hand, and Cruttenden, on the other hand, of the Business Combination as contemplated (whether or not the Business Combination is consummated) and also the relative fault of ARC, on the one hand, and Cruttenden, on the other hand, as well as any other relevant equitable considerations. ARC agrees that for the purposes of this paragraph the relative benefits to ARC and Cruttenden of the Business Combination as contemplated shall be deemed to be the same proportion that the total value received or contemplated to be received by ARC as a result of or in connection with the Business Combination bears to the fees paid or contemplated to be paid to Cruttenden under this letter agreement; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Cruttenden under this letter agreement.

     ARC agrees that, without Cruttenden's prior written consent (which shall not be unreasonably withheld) it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this letter agreement (whether or not Cruttenden or any other Indemnified Party is an actual or potential party to such claim, action or proceeding) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

     ARC acknowledges and agrees that Cruttenden has been retained to act solely as financial advisor to ARC. In such capacity, Cruttenden shall act as an independent contractor, and any duties of Cruttenden arising out of its engagement pursuant to this letter agreement shall be owed solely to ARC.

     Cruttenden's engagement hereunder may be terminated by either ARC or Cruttenden at any time upon written notice to that effect to the other party, it being understood that the provisions relating to the payment of fees and expenses, indemnification, limitations on the liability of Indemnified Parties, contributions, settlements, the status of Cruttenden as an independent contractor, the holding confidential of all information provided hereunder, and the limitation on to whom Cruttenden shall owe any duties shall survive any such termination.

     If an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against ARC or any Purchaser in which such Indemnified Party is not named as a defendant, ARC agrees to reimburse Cruttenden for all reasonable out-of-pocket expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursement of its legal counsel related thereto and to compensate Cruttenden in an amount to be mutually agreed upon.

     ARC acknowledges that Cruttenden may, at its option and expense, place an announcement approved in writing in advance by ARC in such newspapers and periodicals as it may choose, stating that Cruttenden has acted as a financial advisor to ARC in connection with any Business Combination.

Robert Crist
December 20, 1994
Page 5




          This letter agreement and your letter directed to me dated December 19, 1994 contain our entire agreement, and there are no other understandings, oral or written, with respect to the subject matter hereof. No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each party to be bound thereby. This letter agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that state.

          Cruttenden looks forward to working with ARC on this engagement. Please indicate your confirmation of these terms and conditions by signing below and returning the executed original of this letter to Cruttenden.

Very truly yours,

CRUTTENDEN & COMPANY


/s/ ROBERT S. LONDON                         DATED:           12-22-94
------------------------------                     -----------------------------
ROBERT S. LONDON
MANAGING DIRECTOR


Accepted and Agreed:

AMERICAN RECREATION CENTERS INC.


/s/ ROBERT A. CRIST                          DATED:           12-22-94
------------------------------                     -----------------------------
ROBERT A. CRIST
PRESIDENT AND CEO